Exhibit 99.2

Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
Company ▲	Ticker ▲	Event Type ▲	Date ▲
— MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Endologix Incorporated Second Quarter 2009 Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions]. As a reminder this conference is being recorded.
It is now my pleasure to introduce your host Mr. Nick Laudico of The Ruth Group. Thank you. Mr. Laudico, You may begin.
Nick Laudico, Senior Vice President, Investor Relations, The Ruth Group, Inc.
Thanks, operator, and thanks everyone for participating in today’s call. Joining me from the company are John McDermott, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s website for 30 days.
Before we begin I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of Federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, July 22, 2009. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said, I’d like to turn the call over to John McDermott.
John McDermott, President and Chief Executive Officer
Thanks Nick. I’d like to welcome everyone to the Endologix second quarter 2009 conference call. Joining me on the call today is Bob Krist, our Chief Financial Officer, who will provide a detailed review of our financial results following my comments.
We are extremely pleased with our second quarter results which came in ahead of expectations. Our results were driven by new products and the effectiveness of our U.S. sales force as they successfully gained new accounts and drove deeper penetration into our existing customer base.
This was our first full quarter of IntuiTrak sales which generated impressive domestic revenue growth of 45% year-over-year and 12% sequentially. Global revenue growth was 42% in the quarter, which brings our year-to-date sales growth also up to 42%. We’re equally pleased that we achieved our first full quarter of positive cash flow from operations, which is in line with the guidance we gave at the end of last year. In fact, we generated sufficient cash in Q2 to bring us positive for the full six months ended June 30. This is an important milestone for the company and demonstrates the leverage in our P&L and our continued commitment to achieving our financial goals.
We believe our recent success is indicative of the positive outlook for the company, both in expanding our market share and building our successful long-term business for our shareholders. In short, we have executed our strategic plan over the past 12 months and believe that Endologix is in a very good position to expand its presence in the aortic stent graft market.
Now I’ll discuss our operating progress during the quarter. In early June, in conjunction with the Society for Vascular Surgery annual meeting we announced a full domestic launch of the IntuiTrak

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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Express Delivery System. IntuiTrak Express is the lowest profile delivery system in the United States for the endovascular repair of AAA in patients with aortic necks up to 32 millimeters in diameter. We accelerated this launch ahead of our original plan because of the very positive physician feedback we received during the limited market release.
We also wanted to give our sales force earlier access to our complete product offering to further enhance their ability to win new accounts and go deeper into our existing customer base. The release of IntuiTrak Express completed the planned rollout of several new products that began last fall with the introduction of Powerlink XL, our large neck proximal extension that is now being delivered through the IntuiTrak Express Delivery System. This was followed by the introduction of our suprarenal proximal extension and the launch of the IntuiTrak Delivery System which is utilized for the delivery of our standard-sized PowerLink AAA devices.
All of these products continue to generate positive physician feedback and position us with a differentiated product line that is easy to use and can treat a wide range of patient anatomies. These latest product additions have allowed our sales force to get more AAA procedures from both new and existing customers. The combination of a device with anatomical fixation and the benefits of the IntuiTrak Delivery System have been a major factor in our ability to increase our market share.
While we are very pleased with the progress our sales force has made selling these new devices, it is important to remember that we’re still just scratching the surface in terms of their time on the market. There is still a significant opportunity for Endologix to grow through product penetration, sales force productivity and better sales force coverage.
During the quarter we had an average of 46 sales territories filled, which is the same as the first quarter of 2009. Having achieved our sales force productivity target and cash flow positive goal, we now intend to gradually expand our sales organization and expect to finish 2009 with around 54 filled territories. When we reach our target of 54 at the end of this year, our plan is to continue making gradual additions to the sales force over time.
Internationally, we’re in the planning phases with our distribution partners for the launch of IntuiTrak and IntuiTrak Express. We expect to begin introducing these new devices in select markets by the end of this year, but the primary focus for the international launch will be in 2010.
During the third quarter we expect some softness in the international markets due to the typical seasonal impact, plus our distributors will begin working down their inventories of our first generation devices. All of our distribution partners are aware of the strong physician interest we’ve received in the United States and are eagerly awaiting the opportunity to launch new products in their respective markets.
With those comments, I’d like to turn the call over to Bob Krist for a detailed review of our financial performance. Bob.
Robert J. Krist, Chief Financial Officer and Secretary
Thank you, John. Good afternoon to all. Revenue in the second quarter reached a record 13.2 million, which, as John mentioned, represents a 42% increase from 9.3 million in the second quarter of 2008, and an 11% sequential increase from the 11.8 million we reported in the first quarter of 2009.
Domestic sales increased by 45% to 11.4 million from 7.9 million in the 2008 second quarter, and increased sequentially for the eighteenth consecutive quarter, in this case by 12% from 10.2 million in the 2009 first quarter.

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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International sales for the quarter were 1.8 million, up 27% from 1.4 million in the prior year second quarter and up by 6% from 1.7 million in the first quarter of 2009.
For the first six months of 2009, total revenue was 25 million, up by 42% from 17.6 million for the first six months of 2008. Domestic revenue increased by 47% to 21.6 million and international revenue increased by 20% to 3.4 million during this period.
The 45% year-over-year increases in domestic sales for the second quarter and 47% for the first half overall were driven by increases in sales force productivity combined with the sales of new products. For the second quarter there were 9% fewer covered sales territories than in 2008; however the average sales dollar per territory increased by 59%. For the first six months of 2009 there were 6% fewer covered sales territories, while the average sales dollars per territory were up by 55%.
We estimate that new products contributed about $2.1 million of incremental revenue in the second quarter relative to the prior year quarter and about $700,000 of incremental revenue on a sequential quarter basis. For the first half of 2009, we estimate that these new products contributed about 3.5 million of incremental revenue, or roughly half of the total domestic revenue increase compared to 2008.
Gross profit for the quarter increased by 48% to 9.9 million compared with 6.7 million in the second quarter last year. Gross margin was 75% of total revenue in the second quarter, up from 72% in the prior year’s second quarter and equal to the 75% margin reported for the first quarter 2009. Second quarter 2009 cost of revenue included additional inventory reserves related to the transition from our previous generation Visiflex Delivery System to the IntuiTrak Delivery System.
For the first half of 2009, gross profit dollars increased by 51% to 18.8 million compared to 12.5 million in the first six months of 2008. Gross profit was 75% in the first half of 2009 compared to 71% in the same period last year.
The gross margin improvements in both the quarter and the first six months of 2009 reflected faster relative growth in domestic revenue compared to international sales through distributors, the change in product mix to now include Powerlink XL, and lower cost per unit due to volume efficiencies.
Sales and marketing expense for the second quarter was 6.6 million, an increase of 7% versus the prior year. Sales and marketing expense for the first half of 2009 overall were 13.2 million, an increase of 10% versus the prior year period. These increases were primarily due to the impact of higher sales commissions on the robust domestic sales growth in the first and second quarters of 2009.
Research, development and clinical expenses for the second quarter was 1.5 million versus 1.8 million last year. R&D expense for the first half was 2.8 million versus 3.3 million in the first half of last year. These declines were due to the timing of expenses related to the development cycle for the IntuiTrak Delivery System.
General and administrative expense for the second quarter was 2.3 million versus 2.6 million in the 2008 second quarter. During 2008, we had resolved legal matters which had represented about 1.5 million in legal or settlement related expense and of that amount about 370,000 was incurred in the second quarter of 2008. G&A expense for the first half of 2009 was 4.3 million versus 4.9 million in the comparable period last year.
So overall, total operating expenses were 10.3 million in the second quarter which was a 2% decrease compared with 10.5 million in the prior year quarter. Stock option expense included

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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within those numbers in the 2009 second quarter was a total of 850,000. That compares with 811,000 in the 2008 second quarter.
A line item breakdown for the 2009 charge was the following: 65,000 was charged to cost of sales; 60,000 charged to R&D; 236,000 charged to sales and marketing and 489,000 charged to G&A. So overall, the net loss in the second quarter of 2009 was 425,000 or a loss of $0.01 per share which compares with a net loss of 3.8 million or a loss of $0.09 per share for the second quarter of 2008.
The net loss for the six months ended June 30th was 1.6 million or $0.04 per share compared to a net loss of 7.5 million or $0.17 per share for the first six months of 2008. Stock option expense for the first six months of 2008 was also 1.6 million or $0.04 per share versus 1.4 million or $0.03 per share in the first six months last year.
During the quarter we continued to control working capital. Accounts receivable days outstanding averaged 58, including both domestic and international accounts and was at 56 days outstanding at quarter end. Inventory turnover was 1.8 turns at the end of the quarter, a 38% improvement over June of last year when inventory turnover was 1.3 turns.
Cash and equivalents as of June 30, 2009 was 7.8 million compared with 7.6 million as of December 31, 2008, and 6.8 million as of March 31, 2009. Consequently the overall increase in the cash balance in the second quarter was 1 million. While this was our first full quarter of positive cash flow from operations, we’re also very pleased to report an increase in the cash balance of 236,000 for the first six months 2009 overall.
With that I’ll turn the call back to John.
John McDermott, President and Chief Executive Officer
Thanks Bob. Overall our second quarter results reflect the growing physician interest in our unique line of products to treat aortic aneurysms, and the continued strengthening of our sales organization. Accordingly for the second time this year we have raised our revenue guidance for the full year 2009. We’re also pleased that we’ve been able to leverage our growing revenue base to achieve positive cash flow from operations. We expect to remain cash flow positive while gradually increasing our investments in research and development and the sales force.
We believe we are well-positioned to continue gaining market share, improve and expand our sales organization, launch additional new products and build a very successful company focused on aortic disorders. With that I would like to open the call to your questions. Operator?

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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— QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. Our first question comes from the line of Shawn Fitz of Stephens Incorporated. Please go ahead.
<Q – Shawn Fitz>: Yes, good afternoon and congratulations on a great quarter, John and Bob.
<A – John McDermott>: Thanks, Shawn.
<A – Robert Krist>: Thank you, Shawn.
<Q – Shawn Fitz>: Hey, just quickly, you all have put up some very impressive productivity improvements on both the sequential and year-over-year basis the last three quarters. John, could you provide some commentary maybe in terms of how much of those improvements in productivity are being driven by kind of existing doctor relationships versus those where you maybe opened up some new accounts which you previously haven’t touched?
<A – John McDermott>: Yes, well, as you recall when we, going back a few quarters, Shawn, my view early on was we didn’t have a sales force size issue, it was more of a matter of driving more cases through the existing team. So we started to focus much more at the end of last year on deeper penetration in our existing account and carried through that theme, through the first quarter, with the introduction of IntuiTrak.
And it was only really until the beginning of the second quarter that we started to have our folks open up and start to go after new accounts. So we’ve had good success bringing on new accounts in Q2, but I would say we’re really still getting started with that. So the mix for the first half is still probably more heavily weighted on deeper penetration in existing accounts, but we’re just now starting to let our guys open up and bring in new accounts and that’s going very well.
<Q – Shawn Fitz>: Okay. And so, John, when we think about your core product, but then more importantly the three new products I guess you’ve put in the hands of your sales force and taken to the market, is any one of those three new products more of a door-opener than the others? And I guess I’m just trying to think about competitive positioning and what’s going to be the thing that makes this new doctor that maybe hasn’t previously done business with you think, hey, these guys are worth doing a run with?
<A – John McDermott>: Yes, I think for the new physician IntuiTrak, of the recently introduced products, IntuiTrak is the one that had probably the most interests because of the profile advantage and the ease of use advantage. Most physicians have at one point in time or another heard about us but this is – that’s the product that is a real door-opener for us. And then once we get a chance to do a case, they see how fast it goes, they see how easy it is to use, then we can really expand into the wider breadth of products with the other new devices that we’ve launched over the last several months.
<Q – Shawn Fitz>: Okay, great. One other thing that I think is a real surprise in the quarter is the leverage that was demonstrated in the P&L, specifically on the SG&A line, Bob. Could you provide some commentary in terms of how we should think about that as the rest of the year plays out?
<A – Robert Krist>: Sure, Shawn, be happy to do that. We are going to be pretty consistent on the G&A line; there’s a little bit of a heavier number there in Q4 and Q1, that’s when we have our audit expense hit. But other than that, not a lot of head count; there’s a lot of leverage in the G&A line. In the sales area, as John mentioned, we’re now wanting to start pushing that number up from 47 or 48 presently to 54 reps by the end of the year. So we’ll have some cost increases on that line and as we have sequential growth we’ll probably have a little more increase in the effective

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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compensation of the team. So I would expect the sales marketing line to show some modest growth in proportion to sales growth.
And then finally in the R&D area, I would say that the past six months was unusual in that as we were finalizing the development phase of IntuiTrak in the last six months of 2008, that’s when we had some of the heavier costs for product testing and just wrapping up that program. And just from a development cycle stage as we completed that, we got a little bit of a break in the first six months this year but I would say you should expect to see some meaningful growth on the R&D line in the second six months of the year.
<Q – Shawn Fitz>: Okay, thanks, Bob. Hey John, last question. You guys, as you’ve outlined on the call, are going to expand your sales force modestly. And it sounds like maybe you’ve added two since the close of the quarter based on Bob’s comments, two additional sales reps. Could you maybe just provide some commentary in terms of the type of folks that you all are able to recruit given some of the positive fundamental momentum and some of the stuff you guys have been able to do on the product development side?
<A – John McDermott>: Yes, we have implemented over the last nine months a very rigorous recruiting and selection criteria. The folks that we’re bringing on board now are all very seasoned, very experienced medical device representatives, most of which have cardiovascular or endovascular device experience and most of which have got probably plus or minus 10 years experience. So we are able to attract very talented, experienced and top performing reps from the other medical device companies.
<Q – Shawn Fitz>: Okay. John, Bob, congratulations again and thanks for your time.
<A – John McDermott>: Thanks, Shawn.
<A – Robert Krist>: Thanks, Shawn
Operator: Thank you. Our next question is from the line of John Putnam with Next Wave Research. Please go ahead.
<Q – John Putnam>: Yes, thanks very much. And it was a great quarter. You guys are really stepping up to the plate and getting it done, so congratulations.
<A – John McDermott>: Thank you, John.
<Q – John Putnam>: I wondered, traditionally a lot of your sales have been to accounts that do I guess a fewer number of AAA procedures, and the large accounts have been tougher to penetrate. John, are you seeing any kind of shift yet to the accounts that do a lot of AAA procedures?
<A – John McDermott>: Yes, the mix hasn’t changed significantly, although I would say that we – kind of our sweet spot has been the busy community physicians. And we segment our business based on the number of cases they do on an annual basis, everywhere from zero to 10, 10 to 20, and in increments of 10 and all the way up to over 50 cases a year, and we’re doing very well in that, what I would say that middle-of-the-pack range.
We are selectively going after the larger accounts and the academic institutions from the perspective of bringing new key opinion leaders and podium presence into the company. But I would say overall that the mix hasn’t changed dramatically, but we are seeing much more traction in that middle to upper-middle portion of the account size.
<Q – John Putnam>: That still represents an opportunity for you then.

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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<A – John McDermott>: Yeah, because 85% of the procedures are done in community hospital, so that’s our target. And that’s where things like ease of use, you know, and time are important considerations, IntuiTrak plays very well into the practice of a very busy community-based physician.
<Q – John Putnam>: Okay. And then I guess on the other – or from a competitive standpoint, have you seen any response to your new product?
<A – John McDermott>: Not really. I hate to say there’s not a lot that they can do. I mean, everybody’s trying to bolt down their customers. But the fact is that these new devices can just do things that the competitive devices can’t do. So there’s nothing special or unique or any particular sales, marketing or bundling or other tactics that we’re seeing the competitors employ at this point in time.
<Q – John Putnam>: Well, that’s great. Thanks very much and we’ll look forward to the first profitable quarter here.
<A – John McDermott>: Okay. Thanks, John.
Operator: [Operator Instructions].
<A – John McDermott>: Operator, while we wait for another question, one other thing I didn’t get a chance to mention is that we just recently received approval for our IntuiTrak device in China, and we’ve already signed an agreement with an experienced distributor, and we expect to start selling in China here before the end of this year.
Operator: Thank you. We have a follow-up from the line of Shawn Fitz [Stephens, Inc.]. Please go ahead.
<Q – Shawn Fitz>: Hey, John, thanks for taking the follow-up question.
<A – John McDermott>: Sure, of course.
<Q – Shawn Fitz>: If we’re trying to kind of understand the competitive dynamics on the large neck aneurysms side, and I think you’ve kind of described to us that, when we look at your portfolio of products in terms of your XL, suprarenal and infrarenal that you guys are really the only company that has that full suite of products. But specifically in the large neck aneurysms side, could you kind of provide us a breakdown of who the players are there and then maybe, just describe what the competitive landscape is in terms of each of those three areas that I mentioned previously?
<A – John McDermott>: Sure. Well, specific to large diameter devices, Medtronic’s Talent device is also able to treat necks up to 32 millimeters, so it’s comparable. The big difference there is for them to treat a 32-millimeter neck, their delivery system is 24-French compared to our 21-French system, so we have a very significant profile advantage against Medtronic to treat the same neck diameter. Gore fairly recently, a few months ago, got approval for a 31-millimeter device which is indicated to treat necks up to 29, so that’s an improvement over what they had, but it does still fall short of the ability to treat 32-millimeters necks. And similar to Medtronic, we still have a profile advantage over Gore to treat those necks, so our device to treat a 32-millimeter neck is still smaller than Gore’s device to treat a 29-millimeter neck. And lastly, Cook also has a device to treat 32-millimeter necks, but it’s oversized significantly more, I think it’s a 36-millimeter actual device size, and similar to Medtronic, it comes in a 24 or maybe a 24.5 French delivery system, so again, we’ve got a significant delivery system profile advantage over all of the competitors to treat large neck aneurysms.

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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<Q – Shawn Fitz>: And so, John, does the market share break down for the large neck, does it mirror kind of the overall market share for the EVAR technologies in general, do you think?
<A – John McDermott>: Yeah, that’s a good question. We don’t have that data segmented that way, Shawn, so I can’t tell you exactly. We – the best data we can get is on the total procedures, but I would say as a percentage of our mix, that our mix is higher than the percentage of market mix in large neck aneurysms, which would lead me to believe that we do have a higher share percentage relative to our overall market share in large necks, which makes sense. I just don’t have the actual data to be able to give you that definitively.
<Q – Shawn Fitz>: Okay, John, that’s great. I think that’s all I’ve got at this point. Thank you, guys.
<A – John McDermott>: You’re welcome. Thank you.
Operator: Thank you. Our next question is from the line of David DeGiralamo. Please go ahead.
<Q>: Hi, John, Bob. Great job on the quarter. Thanks for taking my question.
<A – John McDermott>: Sure.
<Q>: I listened to half of what Shawn just asked, so hopefully I’m not duplicating his questions, but I have two for you. First is, what would you say the overall growth of the market has been? And specifically, who do you think you’re taking share from? That’s my first question.
<A – John McDermott>: Yeah, well the – let me take that in two pieces: we estimate the procedure growth to be about 8%. We hear ranges between eight and 10%. We estimate the market growing at about – procedure – procedures growing about 8% in the U.S. Outside of the U.S. it varies by market, but if you wanted to try to generalize the overall global market, I would say using 8% is pretty safe. In terms of where is our share capture coming from, it’s really a mix. We, since we have competitive advantages over all of the other devices, we’re kind of an equal opportunity share-taker from that perspective, and it’s really, it’s up to our folks in the sales organization to get to know the customers, understand what they use and why they use a particular device, and then effectively position the advantages of IntuiTrak and the rest of our devices to take share in those physicians who are receptive to a new AAA therapy. The short answer is it’s not coming from any one particular competitor.
<Q>: Okay. And then, so you don’t have a sense for whether or not one of the three is more, is having more of a difficult time maintaining its share than the others?
<A – John McDermott>: Yeah, I don’t, and we don’t get enough regular share updates from independent sources to be able to triangulate share movements that way. So I – it would only be anecdotal, and I don’t have good enough data to really tell you whose, where are the shares mixes are coming up. We kind of see it in a very macro way that each of the competitors are roughly a third of the market with some puts and takes, and we’re the balance, and growing rapidly, as you know.
<Q>: Got it. And I’m assuming that when you cite the 8% procedure growth in the U.S. that ASPs have been essentially flat?
<A – John McDermott>: Yeah. That’s how we look at it. We see the ASPs between 12 and $14,000, and we haven’t experienced any price erosion in our business.
<Q>: Got it. And last question for you, and you might have said this in the comments, but perhaps I missed it. The Powerlink XL and the suprarenal extension markets that has now just opened to

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Endologix, Inc.	ELGX	Q2 2009 Earnings Call	Jul. 22, 2009
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you, I know on the last call and in prior calls you mentioned that those represented a $70 million new segment opportunity. Can you give us a sense for how much those two markets represented in your base in this quarter?
<A – John McDermott>: Yeah, we haven’t split our sales mix between what I’d say large neck and regular neck aneurysms. One clarification just to make sure that it’s understood is that the Powerlink XL which is the 34-millimeter device to treat 32s, that’s the $70 million new market segment opportunity that we couldn’t play in before. The suprarenal extensions actually could be considered a larger new market opportunity inasmuch as previously if there were physicians that preferred a suprarenal device, their only alternative was the Cook device or the Medtronic device, and so we couldn’t even compete in that category. And collectively, those two competitors represent roughly 60% of the market. So in dollar value, that segment’s got a greater overall opportunity probably than just the large neck segment. But we haven’t split our mix out that way in the past, and I think for competitive reasons we’d probably keep that internal.
<Q>: So let me just push slightly, which is to say are you happy with the progress? Is it inline with where you thought it would be for the quarter?
<A – John McDermott>: Yes, yes. Yeah, we’re pleased.
<Q>: Got it. Well, again great job on the quarter and thanks again for taking my questions.
<A – John McDermott>: Thanks, David.
Operator: We have no further questions in the queue at this time. I’d like to turn the floor back over to John McDermott for any closing comments.
John McDermott, President and Chief Executive Officer
Okay. Well, thanks everyone for joining us on the call today, for your support and your interest in Endologix. We look forward to updating you on our third quarter conference call this fall.
Operator: Thank you ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.
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